841 Putnam International Equity Fund
6/30/10 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	$31,837
		Class B	  1,785
		Class C	  1,664

72DD2	Class M	   $618
		Class R	     84
		Class y	  3,571

73A1		Class A	     $0.4181
		Class B	     0.2625
		Class C	     0.2966

73A2		Class M	     $0.3403
		Class R	     0.3753
		Class Y	     0.4619


73C		Class A	     $0.0119
		Class B	     0.0075
		Class C	     0.0084
      Class M	     0.0097
		Class R	     0.0107
		Class Y	     0.0131

74U1		Class A	 68,816
		Class B	  4,742
		Class C	  4,995

74U2		Class M	  1,650
		Class R	    227
		Class Y	  5,451

74V1		Class A	$15.80
		Class B	14.96
		Class C	15.27

74V2		Class M	$15.38
		Class R	15.57
		Class Y	16.00


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 74K

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $3,469,039 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The fund received $1,078,281 (exclusive of the initial payment) from the Purchasers in accordance with the terms of the Agreement.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.